UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2014

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35397	26-4785427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 South Bell Avenue

Ames, Iowa 50010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 6, 2014, REG Synthetic Fuels, LLC (“REG Synthetic”), a wholly-owned subsidiary of Renewable Energy Group, Inc. (the “Registrant”), acquired a 50% limited liability company membership interest in Dynamic Fuels, LLC (“Dynamic Fuels”) from Tyson Foods, Inc. (“Tyson”). Dynamic Fuels owns a 75 million gallon per year nameplate capacity renewable diesel biorefinery located in Geismar, Louisiana. At closing, REG Synthetic paid approximately $16.5 million in cash to Tyson and funded the repayment by Dynamic Fuels of a promissory note issued to Tyson in the amount of approximately $13.5 million. These payments were funded using cash from the Registrant’s balance sheet. REG Synthetic is also obligated to make up to $35 million in future payments to Tyson based on product volumes at the Dynamic Fuels biorefinery over a period of up to eleven and a half years. The obligations of REG Synthetic with respect to these future payments are guaranteed by the Registrant.

Previously, on June 3, 2014, REG Synthetic acquired substantially all of the assets of Syntroleum Corporation (“Syntroleum”), which consisted of the other 50% limited liability company membership interest in Dynamic Fuels, as well as Syntroleum’s intellectual property and other assets. At closing, Syntroleum received 3,493,613 shares of the Registrant’s common stock and REG Synthetic assumed specified liabilities of Syntroleum.

In the aggregate, the two transactions described above are significant as set forth in Instruction 4 to Item 2.01 of Form 8-K.

There is no material relationship between the Registrant or any of its affiliates (including any director or officer of the Registrant or any associate of any such director or officer) and either Tyson or Syntroleum, other than in respect of the transactions described above.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The information required by this item will be filed by amendment to this Current Report no later than 71 calendar days after the date this Current Report was required to be filed.

(b)	Pro Forma Financial Information.

The information required by this item will be filed by amendment to this Current Report no later than 71 calendar days after the date this Current Report was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2014

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Chad Stone
Chad Stone Chief Financial Officer